Exhibit 99.1

news release

CONTACT: Cheryl D. Hodges (859) 392-3331

OMNICARE APPOINTS JOHN L. WORKMAN

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

COVINGTON, Ky., October 23, 2009 — Omnicare, Inc. (NYSE:OCR) today announced that it has appointed John L. Workman Executive Vice President and Chief Financial Officer, effective November 18, 2009. Mr. Workman will oversee all aspects of Omnicare’s financial operations as well as its information technology function. He will report to Joel F. Gemunder, Omnicare’s President and Chief Executive Officer.

“We are delighted to welcome John to our executive management team,” said Mr. Gemunder. “John has demonstrated strong financial leadership and an operational focus throughout his career, and we believe he will be an invaluable asset in building upon our financial strength and operational efficiency across the organization to support our objective of generating long-term profitable growth.”

Mr. Workman said, “I am excited to join Omnicare, which is uniquely positioned in the expanding senior healthcare market. I look forward to being an integral part of the Omnicare team, working together to leverage our strong financial position, maintain our financial flexibility, prudently manage costs and continue to seek growth opportunities.”

Mr. Workman, age 58, currently serves as Executive Vice President and Chief Financial Officer of HealthSouth Corporation (NYSE:HLS), the nation’s largest provider of inpatient rehabilitative healthcare services. He has held this position since 2004, when he joined HealthSouth as part of a new management team recruited to lead a turnaround of that company. At HealthSouth, Mr. Workman was responsible for all financial activities as well as the company’s information technology function. In addition, Mr. Workman was an integral part of the successful $3.2 billion recapitalization of HealthSouth in 2006 and played a significant role in executing its divestiture plan in 2007.

Prior to joining HealthSouth, Mr. Workman was Chief Executive Officer of U.S. Can Corporation, where he also served as Chief Operating Officer and Chief Financial Officer during his six-year tenure. Before that, he spent more than 14 years with Montgomery Ward & Company, Inc., then a $7 billion retailer with more than 400 stores, serving in various capacities within the company’s financial organization, including Controller, Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG, where he was a partner.

A certified public accountant, Mr. Workman has a bachelor’s degree in accounting from Indiana University and earned his master of business administration degree from the University of Chicago.

Mr. Workman replaces David W. Froesel, Jr., currently Senior Vice President and Chief Financial Officer of Omnicare, who announced his intention to retire from the Company earlier this year.

About Omnicare

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 31 countries worldwide.

For more information on Omnicare, visit www.omnicare.com.

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